Exhibit 99.1

Tekkorp Digital Acquisition Corp.
1980 Festival Plaza Drive, Suite #300
Las Vegas, NV 89135

Las Vegas, October 4, 2022 – Tekkorp Digital Acquisition Corp. (the “Company”), a special purpose acquisition company, today announced that it will no longer pursue an extension of the date by which it must complete an initial business combination. Therefore, at the previously announced Extraordinary General Meeting of the Company’s shareholders initially contemplated to be held for the purpose of seeking an extension to such date, the Company will adjourn the meeting indefinitely without bringing the proposal for such extension to its shareholders. The Company will begin the process of winding down effective October 26, 2022, as set forth in its Amended and Restated Memorandum and Articles of Association, and as promptly as reasonably possible, but not more than ten business days thereafter, return capital to the Company’s respective shareholders.

Since it completed its initial public offering (“IPO”) on October 26, 2020, the Company’s management team has employed a broad set of search criteria for potential target businesses with which to complete an initial business combination and evaluated more than 50 such target companies. Management focused on high quality opportunities at fair valuations. As a result of persistently high valuation expectations combined with an increasingly volatile market and declining IPO market, the Company was unable to secure an opportunity that it believes would offer a compelling return on investment for its shareholders. In light of these circumstances, the Company has determined that it is not feasible to complete an initial business combination by October 26, 2022 and no longer believes that seeking an extension to such date would allow the Company to secure a compelling opportunity for its shareholders.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the redemption of public shares. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the SEC on March 4, 2022 and Quarterly Reports on Form 10-Q filed with the SEC on May 16, 2022 and August 12, 2022, and as those may be further amended and/or supplemented in subsequent filings with the SEC. Copies of such filings are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this report, except as required by law.